Exhibit 10.29
SETTLEMENT AND RELEASE AGREEMENT
     This SETTLEMENT AND RELEASE AGREEMENT (hereinafter, the “Release”) is made and entered into as of March 4, 2009 by and between T3 Motion, Inc., a Delaware corporation (the “Company”) on the one hand, and Sooner Cap, Albert Lin, and Maddog Executive Services, an affiliate of Albert Lin, (collectively “Sooner Cap”) on the other hand. The Company and Sooner Cap may be collectively or singularly referred to hereafter as the “Parties” or the “Party.”
RECITALS
     A. WHEREAS, on December 27, 2007, the Parties entered into that certain agreement for the payment of funds and securities to Sooner Cap in connection with certain financing transactions related to the Company that arose during the period December 12, 2007 and December 31, 2008 (the “Agreement”).
     B. WHEREAS, a dispute has arisen between the Parties over certain obligations under the Agreement.
     C. WHEREAS, the Parties make no admission of liability or wrongdoing and are entering into this Agreement for the sole purpose of resolving this matter, avoiding the time and expense incident to protracted litigation, and obtaining peace.
     NOW, THEREFORE, in consideration of the mutual covenants and promises in this Agreement, and for other further good and valuable consideration, including without limitation the mutual avoidance of further costs, inconvenience, and uncertainties relating to litigation, the Parties agree as follows.
AGREEMENT
     1. Recitals. The Recitals set forth above are an integral part of this Release, and shall be used in any interpretation of this Release.
     2. Settlement Obligations.
          2.1 Stock Issuance. The Company shall issue to Sooner Cap a total of 931,034 restricted and unregistered shares of the Company’s common stock (the “Settlement Shares”). The Company shall use its best efforts to issue and have delivered to Sooner Cap a certificate representing the Settlement Shares as soon as practicable after the execution of this Release.
          2.2 Rule 144. At Sooner Cap’s cost, upon delivery of reasonable certificates customary for Rule 144 opinions to Company counsel and delivery of the certificate representing the Settlement Shares to the Company’s transfer agent (“Transfer Agent”), the Company shall cause its counsel to issue a legal opinion to the Transfer Agent required to effect the removal of any legend regarding federal securities act compliance promptly after receipt of a written notice from Sooner Cap requesting legend removal after (i)  any sale of such Settlement Shares pursuant to Rule 144 or (ii) such Settlement Shares are eligible for sale under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Settlement Shares and without volume or manner-of-sale restrictions.
                    The Company agrees that following such time that a legend is no longer required, it will promptly following the delivery by a Sooner Cap to the Company or the Transfer Agent of a certificate representing Settlement Shares, as applicable, issued with a restrictive legend, deliver or cause to be delivered to such Sooner Cap a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 2. Certificates for Settlement Shares subject to legend removal hereunder shall be transmitted by the Transfer Agent to Sooner Cap by crediting the account of the Sooner Cap’s prime broker with the Depository Trust Company System as directed by such Sooner Cap.
     3. Termination of Agreement.
          3.1 Termination of Company’s Obligation to Make Cash Payments. As of December 31, 2008, the Company owed Sooner Cap an aggregate $251,993.00, net of expenses, pursuant to the terms of the Agreement (“Cash Payment”). As of the date of this Release, the Company’s obligation to pay to Sooner Cap the Cash Payment is terminated.
          3.2 Termination of Company’s Obligation to Issue Warrants. By the terms of the Agreement, in lieu of the Company making the Cash Payment to Sooner Cap, warrants to purchase up to 5% of the Company’s equity (“5% Warrants”) were to be issued by the Company to Sooner Cap upon Sooner Cap meeting certain target objectives. As of the date of this Release, the Company’s obligation to issue the 5% Warrants is terminated.
          3.3 Termination. The Parties acknowledge and agree that the Agreement terminated as of December 31, 2008 anything in the Agreement to the contrary notwithstanding.
     4. Release. Effective upon execution of this Release, Sooner Cap, for themselves and their respective assigns, heirs, executors, administrators, and representatives, hereby fully releases, remises, acquits, forever discharges, and indemnifies the Company and its respective affiliates and successors, together with all of their respective representatives, consultants, attorneys, fiduciaries, and assigns from any and all claims, demands, actions, losses, and expenses of any kind or nature arising out of any and all causes of action, agreements, claims, demands, actions, damages, judgments, debts, covenants, executions, liabilities, obligations, losses, and expenses of any kind or nature arising out of any acts, omissions, liabilities, transactions, transfers, happenings, violations, promises, facts, or circumstances arising out of, related to or described in the Agreement, or underlying related transactions.

     5. Section 1542 Waiver. Sooner Cap acknowledges and affirms that it is familiar with Section 1542 of the California Civil Code, which provides that:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
     Sooner Cap knowingly and voluntarily waives the provisions of Section 1542 of the California Civil Code and acknowledges and agrees that this waiver is an essential and material term of this Release, and that without such waiver, this Release would not have been entered into. Sooner Cap further acknowledges the significance and consequence of the release and the specific waiver of Section 1542 of the California Civil Code.
     6. Representations and Warranties by Sooner Cap for Settlement Shares and 5% Warrants.
          6.1 Sooner Cap understands and acknowledges that the Settlement Shares have not been registered with the Securities and Exchange Commission under Section 5 of the of the Securities Act of 1933, as amended (the “Act”), or registered or qualified with any applicable state or territorial securities regulatory agency in reliance upon one or more exemptions afforded from registration or qualification.
          6.2 Sooner Cap understands and acknowledges that the Settlement Shares are deemed to be “restricted” under the Act, and may be re-sold only pursuant to exemptions provided by the Act or pursuant to an effective registration statement. Sooner Cap understands and acknowledges that the Company is required to place a restrictive legend on the certificate stating that the Settlement Shares have not been registered under the Act.
     7. Authority. The Parties represent and warrant that the undersigned individuals have the authority to act on behalf of the signing party and have the authority to bind that party, and all that may claim through it, to the terms and conditions of this Release.
     8. Representation. The Parties represent and warrant that they have had an opportunity to consult with an attorney, and have carefully read and understand the scope and effect of the provisions of this Release. No Party has relied upon any representations or statements made by any other party, which are not specifically set forth in this Release.
     9. No Right to Rescission. The Parties represent and warrant that they have conducted all necessary investigations and have consulted with counsel and are not relying on any representations, except those contained in this Release, and the parties assume the risk of any untruths regarding any matters upon which they have relied and forever waive any rights to rescind this Release and the sole remedy for the parties is to enforce the terms of this Release.

     10. Severability. In the event that any provision hereof becomes declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Release shall continue in full force and effect without said illegal provision.
     11. Entire Agreement. This Release represents the entire agreement and understanding between the parties, and represents the complete, final and exclusive embodiment of their agreement concerning the matters set forth in the Recitals. Further, this Release shall supersede and replace any and all prior and contemporaneous agreements, representations, and understandings regarding the subject of this Release. Notwithstanding the provisions of California Evidence Code Section 1152, this Release is admissible for purposes of enforcement.
     12. Governing Law. This Release shall be governed by the laws of the State of California. By signing this Release, the parties hereby agree and submit to the jurisdiction of the courts in California, and that venue of any suit or action shall be in the downtown branch of the courts of Los Angeles County, California.
     13. Counterparts: This Release may be executed in counterparts and each counterpart shall have the same force and effect as an original and constitute an effective, binding agreement on the part of each of the undersigned. This Release may be transmitted by facsimile or otherwise.

     IN WITNESS WHEREOF, the Parties have executed this Release as of the date first set forth above.

COMPANY:

T3 Motion, Inc.

By: Ki Nam
Its: Chief Executive Officer

SOONER CAP:

Sooner Cap

By: Albert Lin
Its:

Albert Lin

Maddog Executive Services

By: Albert Lin
Its: